Exhibit 99.1

Syntel Reports Third Quarter 2010 Financial Results

Highlights:

•	Q3 revenue of $140.5M, up 34% from year-ago quarter and 8% percent sequentially

•	Q3 EPS of $0.73 per diluted share, flat with year-ago quarter and up 8% sequentially

•	Q3 cash & short-term investments of $262.0M

•	Global Headcount of 16,288 as of September 30, 2010

TROY, Mich. – October 28, 2010 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the third quarter, ended September 30, 2010.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter increased 34 percent to $140.5 million, compared to $104.7 million in the prior-year period, and increased eight percent sequentially from $130.6 million in the second quarter of 2010. During the third quarter, Applications Outsourcing accounted for 76 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing seven percent and TeamSourcing at two percent.

The Company’s gross margin was 39.6 percent in the third quarter, compared to 49.3 percent in the prior-year period and 39.5 percent in the second quarter of 2010. Selling, General and Administrative (SG&A) expenses were 17.7 percent in the third quarter, compared to 18.1 percent in the prior-year period and 14.6 percent in the previous quarter. Third quarter income from operations was 21.9 percent as compared to 31.2 percent in the prior-year period and 24.8 percent in the second quarter of 2010.

Operating margin in the third quarter was pressured by higher SG&A expenses, including costs associated with aggressive facility expansion programs. SG&A expenses also increased by $1.4M during the quarter and $3.1M sequentially due to exchange rate variations.

Net income for the third quarter was $30.4 million or $0.73 per diluted share, compared to $30.3 million or $0.73 per diluted share in the prior-year period and net income of $28.3 million or $0.68 per diluted share in the second quarter of 2010.

Operational Highlights

“Overall, business momentum remained strong in the third quarter, as evidenced by our top line performance,” said Syntel CEO and President Prashant Ranade. “Revenue growth was broad-based across all key service offerings, and particularly strong in the Financial Services vertical. Syntel also continued to improve its positioning with strategic clients by helping drive both operational efficiency and business innovation.”

“In support of our growth plans and longer-term market opportunities, Syntel continues to invest in our business,” said Ranade. “During the third quarter, Syntel added an additional 1,362 employees, and our headcount has now grown 30 percent globally since the beginning of 2010. Our new campus in Chennai is now operational, and we have initiated infrastructure expansion programs in both Pune and Mumbai.”

2010 Guidance

Based on current visibility levels and an exchange rate assumption of 44.4 rupees to the dollar, the Company currently expects 2010 revenue of $532 to $535 million and EPS in the range of $2.65 to $2.69.

Syntel to Host Conference Call

Syntel will discuss its third quarter 2010 results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until November 4, 2010 by dialing (800) 642-1687 and entering “18671551”. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of September 30, 2010, Syntel employed more than 16,200 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Contact: Jon Luebke, Syntel, (248) 619-3503, jon_luebke@syntelinc.com

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009

Net revenues	$140,545	$104,698	$387,233	$301,234
Cost of revenues	84,881	53,088	230,764	156,496

Gross profit	55,664	51,610	156,469	144,738
Selling, general and administrative expenses	24,924	18,926	66,286	58,495

Income from operations	30,740	32,684	90,183	86,243

Other income, principally interest	4,876	3,527	9,118	6,837

Income before income taxes	35,616	36,211	99,301	93,080

Income tax expense	5,177	5,958	15,471	10,366

Net income	$30,439	$30,253	$83,830	$82,714

Dividend per share	$0.06	$0.06	$0.18	$0.18

EARNINGS PER SHARE:
Basic	$0.73	$0.73	$2.02	$2.00
Diluted	$0.73	$0.73	$2.02	$1.99

Weighted average common shares outstanding:
Basic	41,537	41,431	41,509	41,388

Diluted	41,618	41,507	41,588	41,473

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$86,995	$87,822
Short term investments	175,041	112,243
Accounts receivable, net of allowance for doubtful accounts of $3,072 and $3000 at September 30, 2010 and December 31, 2009, respectively	79,533	48,523
Revenue earned in excess of billings	11,829	5,809
Deferred income taxes and other current assets	42,561	23,739

Total current assets	395,959	278,136

Property and equipment	163,498	143,911
Less accumulated depreciation and amortization	66,015	54,271

Property and equipment, net	97,483	89,640

Goodwill	906	906

Non current Term Deposits with Banks	4,566	23,337

Deferred income taxes and other non current assets	28,586	20,603

	$527,500	$412,622

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$35,101	$26,240
Income taxes payable	1,963	777
Accounts payable and other current liabilities	29,055	21,139
Deferred revenue	7,677	5,888

Total current liabilities	73,796	54,044

Other non current liabilities	11,427	8,540

Total liabilities	85,223	62,584

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	442,277	350,038

Total liabilities and shareholders’ equity	$527,500	$412,622